EXHIBIT 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of the September 12, 2014 (the “Effective Date”), by and between Citius Pharmaceuticals, Inc. (the “Employer”), and Leonard L. Mazur (the “Executive”). In consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:

1. Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

2. Term. The initial term (the “Initial Term”) of this Agreement shall begin as of the Effective Date and shall continue for three (3) years, until the third anniversary of the Effective Date, unless sooner terminated by either party as set forth below. Effective upon the expiration of the Initial Term and of each Renewal Term (as defined below), if any, the term of this Agreement shall automatically renew for successive periods of one-year (each, a “Renewal Term”) unless the Employer gives written notice to the Executive at least ninety (90) days prior to the end of the Initial Term or at least ninety (90) days prior to the end of any Renewal Term that the term of the Agreement shall not be further extended. As used in this Agreement, the “Term” shall refer to the Initial Term and any Renewal Term.

3. Capacity. The Executive shall serve as the Chief Executive Officer of the Employer. During the Term, the Employer shall also nominate and/or re-nominate, as applicable, the Executive to serve on its Board (as defined below). The Executive shall also serve the Employer in such other or additional offices as the Executive may be reasonably requested to serve by the Employer’s Board of Directors (the “Board”), provided that such other or additional offices are consistent with the Executive’s position as Chief Executive Officer and the terms of Section 6 below. In such capacity or capacities, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Employer and consistent with his position(s) and the terms of Section 6 below as may be reasonably assigned or delegated to the Executive from time to time by the Board; provided, however, it is understood and agreed that, in the event of a dispute between the Employer and Akrimax (as defined in Section 6 below and/or Prezamax (as defined in Section 6 below), the Executive shall not be required to provide any services to the Employer related to such dispute.

4. Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a) Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary (the “Salary”) at the annual rate of two hundred and fifty thousand dollars ($250,000). The Salary shall be payable in periodic installments in accordance with the Employer’s usual practice for its senior executives.

(b) Bonus. If the Employer is successful in raising two million dollars ($2,000,000) in equity financing for the Employer during the Term (beginning after the Effective Date), the Employer shall pay the Executive a bonus in the gross amount of one hundred and twenty thousand dollars ($120,000) by no later than seventy-five (75) days following the closing date of such equity financing. In the event of a termination of the Executive’s employment with the Employer by the Employer without Cause (defined in Section 7(a) below) or by the Executive for Good Reason (defined in Section 7(b) below) within thirty (30) days prior to the closing of such equity financing, and subject to the Executive’s execution and nonrevocation of the Release (defined in Section 8(c) below), the Employer shall pay the Executive the bonus described in the prior sentence, according to the time set forth in the prior sentence.

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(c) Regular Benefits. The Executive shall also be entitled to participate in any medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation and other paid time off plans and policies, expense reimbursement plans and policies and other benefit plans and policies, which the Employer may from time to time establish and have in effect for all or most of its senior executives. Such participation shall be subject to the terms of the applicable plan documents and policies, and applicable law. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time. The Executive shall be entitled to four (4) weeks of paid vacation each calendar year, which vacation shall be taken in accordance with the Employer’s vacation plans and policies.

(d) Equity Grants.

(i) On the Effective Date, the Employer will grant the Executive an option to purchase 3,300,000 shares of common stock of the Employer, at a price equal to the fair market value of a Share on the date of grant (the “Option”). The Option shall vest according to the following schedule:

(A) 1,300,000 of the Shares subject to the Option will vest on the Effective Date of the Transaction; and

(B) 500,000 of the Shares subject to the Option will vest on each of the dates which are 12, 18, 24 and 36 months after the Effective Date.

(ii) If application of the vesting percentages causes a fractional Share or Unit, such fractional Share shall be rounded down to the nearest whole Share or Unit for each vesting date except for the last vesting date, on which the Option shall become exercisable for the full remainder of the Shares.

(iii) Notwithstanding anything to the contrary, upon a Change of Control (as defined in Section 8), all options granted to the Executive by the Employer, including, but not limited to the Option, shall immediately accelerate and become exercisable or non-forfeitable as of the consummation of such Change of Control.

(iv) The Option will granted pursuant to and subject to the terms and conditions established in the Citius Pharmaceuticals, Inc. 2014 Stock Incentive Plan, a copy of which is attached hereto as Exhibit A (“Stock Incentive Plan”) and the award agreement (the “Option Award Agreement”) in the form attached hereto as Exhibit B.

(v) Subject to the terms of this Section 4(d), the Executive shall also be entitled to any other rights and benefits with respect to option awards, to the extent and upon the terms provided in the employee option plan or any agreement or other instrument attendant thereto pursuant to which such options were granted.

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(e) Taxation of Payments and Benefits. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(f) Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement, or as otherwise agreed between the Executive and the Employer.

5. Principal Place of Business. Executive shall perform services under this Agreement in the Employer’s office space located in New Jersey, USA. At all times during the Term of this Agreement, Employer shall provide Executive with appropriate and reasonable administrative support for the performance of his services under this Agreement.

6. Extent of Service. During the Executive’s employment under this Agreement, the Executive shall, subject to the direction and supervision of the Board, devote the Executive’s best efforts and business judgment, skill and knowledge to the advancement of the Employer’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement; provided, however, that the Executive may engage in the Permitted Activities (as defined below) both during and outside of regular business hours, provided that such Permitted Activities during regular business hours do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement. “Permitted Activities” means (a) serving on the board of directors or similar governing body (and any committee thereof) of IntelliCell Biosciences (“IntelliCell”), Leonard Meron Biosciences (“Meron”), Akrimax Pharmaceuticals (“Akrimax”), Prenzamax LLC (“Prenzamax”), Rouses Point Pharmaceuticals, LLC (“Rouses”), Novellus, Inc. (“Novellus”), their respective subsidiaries and any of their respective successors and assigns (together, the “Excluded Businesses”), (b) serving as interim Chief Executive Officer of Novellus, (c) continuing to have an equity interest in and/or investing in the Excluded Businesses, and (d) activities in connection with the operations or affairs of the Excluded Businesses. During the Executive’s employment under this Agreement, the Executive shall not engage in any other competing business activity, except for such other business activities as may be previously approved by the Board; provided, however, for the avoidance of doubt, the Permitted Activities shall in no event be deemed a “competing business activity” In addition to the express understanding that Executive may engage in the Permitted Activities, nothing in this Agreement shall be construed as preventing the Executive from:

(a) investing the Executive’s assets in any company or other entity in a manner not prohibited by Section 9(d) and in such form or manner as shall not require any activities on the Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made or otherwise impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement; or

(b) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

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7. Termination. The Executive’s employment under this Agreement shall terminate under the following circumstances.

(a) Termination by the Employer for Cause. The Executive’s employment under this Agreement may be terminated for Cause without further liability (other than to pay or provide the Accrued Benefits) on the part of the Employer effective immediately upon a vote of the Board and written notice to the Executive. Only the following shall constitute “Cause” for such termination:

(i) any act of fraud, dishonesty or gross willful misconduct that is demonstrated to have caused material harm to the Employer, as reasonably determined in good faith by the Board;

(ii) the indictment of the Executive for the Executive’s commission of a (x) felony or (y) misdemeanor involving moral turpitude or fraud.

(iii) failure of the Executive to make a good faith effort to perform the Executive’s material duties and responsibilities lawfully assigned or delegated by the Board under this Agreement, which failure continues uncured (in the reasonable judgment of the Board, acting in good faith) for more than thirty (30) days after written notice describing the particulars of such alleged failure is given to the Executive by the Board; or

(iv) a material and willful breach by the Executive of any of the Executive’s material obligations under this Agreement, which breach continues uncured (in the reasonable judgment of the Board acting in good faith) for more than thirty (30) days, after written notice describing the particulars of such alleged breach is given to the Executive by the Board.

For purposes of this definition of “Cause,” no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Employer.

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(b) Termination by the Executive for Good Reason. Subject to the payment of Termination Benefits pursuant to Section 8(c) or Section 8(d), as applicable, the Executive’s employment under this Agreement may be terminated by the Executive for Good Reason, provided that the Executive first provides written notice (“Good Reason Notice”) to the Board not later than forty-five (45) days following the initial occurrence of the act or failure to act that constitutes Good Reason setting forth the act or failure to act that constitutes Good Reason. The Employer shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s Good Reason Notice (the “Good Reason Cure Period”). If the Employer does not correct the act or failure to act, the Executive must terminate his employment for Good Reason within thirty (30) days after the end of the Good Reason Cure Period, in order for the termination to be considered a Good Reason termination. Good Reason shall mean the occurrence of one or more of the following, without the Executive’s consent:

(i) a reduction of the Executive’s Salary, other than a reduction of the Executive’s Salary by a percentage that is not greater than 10% in connection with a general reduction in base compensation that affects all of the Employer’s executives in substantially the same proportions;

(ii) a material diminution in the Executive’s authority, responsibilities or duties;

(iii) a material relocation of the geographic location at which the Executive must perform services for the Employer, which, for purposes of this Agreement, means the relocation of the geographic location at which the Executive must perform services for the Employer to a location more than fifty (50) miles from such geographic location prior to the relocation (“Relocation”);

(iv) the Executive is not elected or re-elected, as applicable, to serve on the Board; or

(v) a material breach by the Employer of this Agreement, including, but not limited to Section 13 below.

(c) Termination by the Employer Without Cause. Subject to the payment of Termination Benefits pursuant to Section 8(c) or Section 8(d), as applicable, the Executive’s employment under this Agreement may be terminated by the Employer without Cause upon at least thirty (30) days advance written notice to the Executive.

(d) Voluntary Termination by the Executive without Good Reason. The Executive’s employment may be terminated by the Executive voluntarily without Good Reason upon at least thirty (30) days advance written notice to the Employer.

(e) Death. The Executive’s employment with the Employer shall terminate upon his death.

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(f) Disability. If the Executive shall incur a “Disability” so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement, with or without reasonable accommodation, the Board may relieve him from any responsibilities during the period of such Disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive’s full Salary (less any Disability pay or sick pay benefits to which the Executive may be entitled under the Employer’s plans or policies) and benefits under Section 5 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for up to ninety (90) or more consecutive days or one hundred eighty (180) days in the aggregate during any consecutive twelve (12) month period, and the Executive’s employment may be terminated by the Employer on account of Disability at any time thereafter. For purposes of this Agreement, “Disability” shall mean the Executive is eligible to receive long-term disability benefits under the Employer’s long-term disability plan, provided, however, that if the Employer does not maintain a long-term disability plan, “Disability” shall mean a medical determination by physician(s) selected by the Employer to whom the Executive or the Executive’s guardian has no reasonable objections that due to the Executive’s illness or other physical or mental disability, the Executive was or will be unable to substantially perform the essential functions of the Executive’s employment under this Agreement, with or without reasonable accommodation, for a period of ninety (90) or more consecutive days or for one hundred eighty (180) days in the aggregate during any consecutive twelve (12) month period. Nothing in this Section 7(g) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

8. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Employer is terminated for any reason, the Employer shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid Salary (which earned, but unpaid Salary shall be paid on or before the time required by law, but in no event more than sixty (60) days after the last day of the Executive’s employment), unpaid expense reimbursements (which unpaid expense reimbursements shall be paid on or before the time required by law, but in no event more than sixty (60) days after the last day of the Executive employment), accrued but unused vacation (which accrued but unused vacation shall be paid on or before the time required by law, but in no event more than sixty (60) days after the last day of the Executive’s employment), any bonus Executive has earned under Section 4(b) of the Agreement (which bonus shall be paid according to the time set forth in Section 4(b) above), and any vested benefits the Executive may have under any employee benefit plan of the Employer (which benefits shall be paid and/or provided in accordance with the terms of the applicable plan) (the “Accrued Benefit”).

(b) Voluntary Termination without Good Reason. If the Executive elects voluntarily to terminate his employment without Good Reason in accordance with Section 7(b), the Employer shall have no further obligation to the Executive other than to pay and/or provide his Accrued Benefit through the date of termination (which Accrued Benefit will be paid and/or provided in accordance with Section 8(a) above).

(c) Termination by the Employer Without Cause or by the Executive for Good Reason. In the event of a termination of the Executive’s employment with the Employer by the Employer without Cause or by the Executive for Good Reason, and subject to the Executive’s execution and non-revocation of a release of any and all legal claims in the form annexed hereto as Exhibit C (the “Release”), in addition to the Accrued Benefit, the Employer shall provide to the Executive the following termination benefits (“Termination Benefits”):

(i) continuation of the Executive’s Salary at the highest annual rate applicable within the four (4) months preceding the date of termination;

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(ii) provided the Executive timely elects continued coverage under any of Employer’s group health, dental, vision or prescription drug plan benefits in which he participates on the date of his termination of employment to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), monthly reimbursement for COBRA premiums paid by the Executive for such continued coverage, less the amount that the Executive would be required to contribute for such coverage if the Executive were an active employee of the Employer;

(iii) immediate vesting in any options that would have vested at the next immediate vesting event following the date the Executive’s employment is terminated, provided, however, that the Executive must continue to comply with his obligations under this Agreement to be eligible for such vesting, including, without limitation, his post-employment obligations set forth in Section 9 below.

The Termination Benefits set forth in Sections 8(c)(i) and (ii) above shall continue effective for six (6) months after the date of termination (the “Termination Benefits Period”). The Salary continuation payments under Section 8(c)(i) will be paid in installments in accordance with the Employer’s regular payroll practices, commencing with the first regular payroll date on or following sixty (60) days following the date of the Executive’s termination of employment, and the first payment will include any payments not yet paid during the period between the date of termination of employment and the date of the first payment.

(d) Termination by the Employer Without Cause or by the Executive for Good Reason and Within Ninety (90) Days Prior to a Change of Control or Within Two Years Following a Change of Control. Notwithstanding the foregoing, in the event of a termination of the Executive’s employment with the Employer by the Employer without Cause or by the Executive for Good Reason and within ninety (90) days prior to a Change of Control or within two (2) years following a Change of Control, and subject to the Executive’s execution and non-revocation of the Release, the Executive will receive (in addition to the Accrued Benefit) all of the payments and benefits as set forth in Section 8(c), except that the Termination Benefits Period shall be twelve (12) months instead of six (6) months, and any such options shall immediately vest and be exercisable in full and, in the event of a termination on or within two (2) years following a Change of Control, the Salary continuation payments under Section 8(c)(i) shall be paid in a lump sum no later than sixty (60) days following the termination of the Executive’s employment.

(e) Termination by the Employer with Cause. If the Executive’s employment is terminated by the Employer with Cause, the Employer shall have no further obligation to the Executive other than payment of his Accrued Benefit.

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(f) Additional Limitation.

(i) In the event that it shall be determined that any benefit or payment in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive under this Agreement, or any other plan, arrangement, or agreement with the Employer (the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code and (but for this sentence) be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the aggregate present value of the Payments under this Agreement, and such other plan, arrangement or agreement with the Employer, shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax or (B) the largest portion, up to and including the total, of the Payments, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payments equal the Reduced Amount, the Employer shall reduce the Payments by first reducing or eliminating any cash payments (with the Payments to be made furthest in the future being reduced first), then by reducing or eliminating accelerated vesting of stock options or similar awards, and then by reducing or eliminating any other remaining Payments, provided that with each category the reduction shall be done on a basis resulting in the highest amount retained by the Executive; and provided, further, that to the extent permitted by Section 409A of the Code and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Section 409A of the Code or losing the benefit of the reduction under Sections 280G and 4999 of the Code, the Executive may designate a different order of reduction.

(ii)  All determinations to be made under this Section 8(f) shall be made by an independent certified public accounting firm selected by the Employer and approved by the Executive (the “Accounting Firm”), which shall provide its determinations and any supporting calculations both to the Employer and the Executive within ten (10) days following the Change of Control. For purposes of this Section 8(f), the Accounting Firm shall take into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the Executive’s actual marginal tax rate). Any determinations by the Accounting Firm in accordance with this Section 8(f) shall be binding upon the Employer and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 8(f) shall be borne solely by the Employer.

(iii) Notwithstanding anything herein to the contrary, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the Executive is a “specified employee” of a publicly held corporation at his termination date, the postponement provisions of Section 409A of the Code, as described in Section 18(a) below, shall apply, if applicable. Additionally, notwithstanding anything herein to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. The Employer’s liability for Salary continuation pursuant to Section 8(c)(i) shall be reduced by the amount of any severance actually paid to the Executive pursuant to any severance pay plan of the Employer. Nothing in Section 8(c) or Section 8(d) shall be construed to affect the Executive’s right to receive COBRA continuation entirely at the Executive’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive’s right to reimbursements under Section 8(c)(ii) or Section 8(d) ceases.

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(iv) As used in this Agreement, “Change of Control” means (x) a change in ownership of the Employer under clause (A) below or (y) a change in the ownership of a substantial portion of the assets of the Employer under clause (B) below:

(A) Change in the Ownership of the Employer. A change in the ownership of the Employer shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (C) below), acquires ownership of capital stock of the Employer that, together with capital stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the capital stock of the Employer. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the capital stock of the Employer, the acquisition of additional capital stock by the same person or persons shall not be considered to be a change in the ownership of the Employer. An increase in the percentage of capital stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Employer acquires capital stock in the Employer in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.

(B) Change in the Ownership of a Substantial Portion of the Employer’s Assets. A change in the ownership of a substantial portion of the Employer’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (C) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Employer immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Employer, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change of Control under this clause (B) when there is a transfer to an entity that is controlled by the shareholders of the Employer immediately after the transfer, as provided below in this clause (B). A transfer of assets by the Employer is not treated as a change in the ownership of such assets if the assets are transferred to (1) a shareholder of the Employer (immediately before the asset transfer) in exchange for or with respect to its capital stock, (2) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Employer, (3) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding capital stock of the Employer, or (4) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (B)(3) of this paragraph. For purposes of this clause (B), a person's status is determined immediately after the transfer of the assets.

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(C) Persons Acting as a Group. For purposes of clauses (A) and (B) above, persons will not be considered to be acting as a group solely because they purchase or own capital stock or purchase assets of the Employer at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar business transaction with the Employer. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. For purposes of this paragraph, the term “corporation” shall have the meaning assigned such term under Treasury Regulation section 1.280G-1, Q&A-45.

(D) Each of clauses (A) through (C) above shall be construed and interpreted consistent with the requirements of Section 409A and any Treasury Regulations or other guidance issued thereunder. For the avoidance of doubt, the Transaction or a similar financing or recapitalization, including a financing or recapitalization that results in any person or entity acquiring a majority interest of the Employer’s outstanding equity, shall not be a “Change of Control” for purposes of this Agreement.

9. Confidential Information, Noncompetition and Cooperation.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Employer which is of value to the Employer in the course of conducting its business and is maintained as confidential by the Employer and the disclosure of which could result in a competitive or other disadvantage to the Employer. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employer. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include: (i) information in the public domain unless due to breach of the Executive’s duties under Section 9(b); (ii) information known to the Executive prior to such information being disclosed to the Executive in connection with his employment hereunder; (iii) is disclosed to the Executive at any time other than in the course of the Executive’s performance of his duties as an employee of Employer, by any third party not bound at the time of the disclosure directly or indirectly, by any confidentiality agreement with Employer.

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(b) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information. At all times, both during the Executive’s employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except (i) as may be necessary in the ordinary course of performing the Executive’s duties to the Employer, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed to the extent necessary in the formal proceedings related thereto, or (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Employer or by any administrative or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information, provided that the Executive shall give prompt written notice to the Employer of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempt by the Employer to obtain a protective order or similar treatment.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer. The Executive will return to the Employer all such materials and property as and when requested by the Employer. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d) Noncompetition and Nonsolicitation.

(i) During the term of the Executive’s employment with the Employer hereunder and for nine (9) months thereafter, the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as defined below in this Section 9(d) below).

(ii) During the term of the Executive’s employment with the Employer and for two (2) years thereafter, the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise; (A) attempt to employ, recruit or otherwise solicit, induce or influence any person to leave employment with the Employer (other than terminations of employment of employees undertaken in the course of the Executive’s employment with the Employer and/or in the Executive’s capacity as a member of the Board); and (B) solicit or encourage any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer; provided, that neither (1) the general advertisement for employees or service providers (i.e., not targeted toward any of the Employer’s employees) nor (2) the Executive being named as an reference for an employee of the Employer and responding to ordinary course inquiries made of the Executive by prospective employers or service recipients of such employee in connection with such reference so long as the reference is for employment with an employer that does not engaging a Competing Business with Employer, shall be deemed a violation of this Section 9(d)(ii). Further, for the avoidance of doubt, nothing in this Section 9(d)(ii) shall be deemed to prohibit senior level general solicitations in connection with any activities that are not prohibited by Section 9(d)(i) above shall not be deemed a violation of this Section 9(d)(ii).

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The Executive understands that the restrictions set forth in this Section 9(d) are intended to protect the Employer’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean a biopharmaceuticals business conducted anywhere in the United States which is focused on therapies for obesity, or topical therapies for hemorrhoids and/or other anal rectal diseases or disorders, or on other therapeutic categories to be identified and added to Addendum A to this Agreement from time to time during the employment of the Executive; provided, however, in no event shall any of the Excluded Businesses be deemed a Competing Business, and provided further, however, that any other therapeutic categories identified and added to Addendum A of this Agreement shall relate to therapeutic categories with respect to which the Employer is actively conducting business or which are actively under development by the Employer. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

(e) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any non-competition and/or non-solicitation agreement with any previous employer, other current employer or other party which prohibits or materially limits the performance by the Executive of his duties to Employer hereunder. The Executive represents to the Employer that the Executive’s execution of this Agreement, the Executive’s employment with the Employer and the performance of the Executive’s proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer, other current employer or other party. In the Executive’s work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer, current employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment, concurrent employment or other party.

(f) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall reasonably cooperate with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Executive’s employment, the Executive also shall reasonably cooperate with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 9(f), including Executive’s attorneys’ fees to the extent the Executive reasonably determines that the Executive should be represented by his own counsel.

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(g) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 9, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 10 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer.

10. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 10 shall be specifically enforceable. Notwithstanding the foregoing, this Section 10 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 10. The Employer shall bear the cost of all arbitration fees, but each party shall be responsible for its own attorneys’ fees.

11. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 10 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

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12. Integration. This Agreement, the Stock Incentive Plan and the Option Award Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties with respect to any related subject matter.

13. Indemnification; Liability Insurance. The Employer shall indemnify and hold Executive harmless to the fullest extent permitted by the laws of the Employer’s state of organization or incorporation in effect at the time against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from the Executive’s performance of the Executive’s duties and obligations with the Employer. Executive will be entitled to be covered, both during and, while potential liability exists, by the insurance policies the Employer may elect to maintain generally for the benefit of officers and directors of the Employer against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which the Executive may be made a party by reason of being an officer or director of the Employer in the same amount and to the same extent as the Employer covers its other officers and directors. Without limitation of the foregoing, the Employer agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive in an amount, and on terms and conditions (including without limitation, with respect to scope, exclusions, sub-amounts and deductibles), no less favorable to him than (x) the coverage the Employer provides other senior executives and directors from time to time or, if greater, (y) the coverage provided to senior executives and directors on the Effective Date. These obligations shall survive the termination of Executive’s employment with the Employer.

14. Assignment; Successors and Assigns, etc. Except as otherwise set forth in this Section 14, neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party. Notwithstanding the foregoing, the Employer may assign its rights under this Agreement without the consent of the Executive to a successor in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all of substantially all of its properties or assets to any other corporation, partnership, organization or other entity and such successor shall assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. As used in this Agreement, “Employer” shall mean the Employer and any such successor which assumes and agrees to perform the duties and obligations of the Employer under this Agreement by operation of law or otherwise. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

15. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices, attention of the Board, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

18. Section 409A.

(a) This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, or to the extent any provision in this Agreement must be modified to comply with Section 409A of the Code, such provision shall be read in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. Severance benefits under the Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by Section 409A of the Code, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten (10) days after the end of the six (6) month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

(b) To the extent required to comply with Section 409A of the Code, any Termination Benefits or other payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” as defined under Section 409A of the Code. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code.

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19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

20. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer, by its duly authorized member, and by the Executive, as of the Effective Date.

LEONARD MAZUR	CITIUS PHARMACEUTICALS, INC.

/s/ Leonard Mazur	/s/ Leonard Mazur
Leonard Mazur	By: Leonard Mazur
Chief Executive Officer